Exhibit 10.1

CENTERPOINT ENERGY, INC.
2009 LONG TERM INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to this Restricted Stock Unit Award Agreement (this “RSU Award Agreement”), CENTERPOINT ENERGY, INC. (the “Company”) hereby grants to [Name] (the “Participant”), effective on [Date] (the “Grant Date”), a restricted stock unit award of [Number] units of Common Stock of the Company (the “RSU Award”), pursuant to the CENTERPOINT ENERGY, INC. 2009 LONG TERM INCENTIVE PLAN (the “Plan”), with such number of units being subject to adjustment as provided in Section 14 of the Plan, and further subject to the terms, conditions and restrictions described in the Plan and as follows:
1.Relationship to the Plan; Definitions. This RSU Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this RSU Award Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this RSU Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant herein also include the heirs or other legal representatives of the Participant. For purposes of this Award Agreement:
“Award Date” means the date this RSU Award is granted to the Participant as specified in this Award Agreement.
“Change in Control Closing Date” means the date a Change in Control is consummated.
“Change in Control Payment Date” means the following:
(a)If the Change in Control is a Section 409A Change in Control, then the Change in Control Payment Date shall be not later than the 70th day after the Change in Control Closing Date; and
(b)If the Change in Control is a Non-Section 409A Change in Control, then the Change in Control Payment Date shall be the dates on which the shares are to be paid under Section 3 hereof for the number of shares indicated in Section 3; provided, however, if the Participant’s Termination Date occurs prior to such dates, all shares not previously paid shall be paid not later than the 70th day after the Participant’s Termination Date except as otherwise provided in Section 6.

“Employment” means employment with the Company or any of its Subsidiaries.
“Non-Section 409A Change in Control” means a Change in Control that is not a Section 409A Change in Control.
“Section 409A” means Code Section 409A and the Treasury regulations and guidance issued thereunder.
“Section 409A Change in Control” means a Change in Control that satisfies the requirements of a change in control for purposes of Code Section 409A(a)(2)(A)(v) and the Treasury regulations and guidance issued thereunder.
“Separation from Service” means a separation from service with the Company or any of its Subsidiaries within the meaning of Treasury Regulation § 1.409A-1(h) (or any successor regulation).
“Termination Date” means the date of the Participant's Separation from Service after which the Participant is neither an Employee nor a member of the Board.
2.    Establishment of RSU Award Account. The grant of units of Common Stock of the Company pursuant to this RSU Award Agreement shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive a corresponding number of shares of Common Stock, which right shall be subject to the terms, conditions and restrictions set forth in the Plan and to the further terms, conditions and restrictions set forth in this RSU Award Agreement. Except as otherwise provided in Section 11 of this RSU Award Agreement, the units of Common Stock credited to the Participant's bookkeeping account may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant has been registered as the holder of such shares of Common Stock on the records of the Company as provided in Section 3, 5, or 6 of this RSU Award Agreement.
3.    Vesting and Payment of RSU Award. The Participant's right to receive shares of Common Stock under this RSU Award shall be fully vested upon the Grant Date, with such shares distributed as follows, to the extent not distributed earlier under Section 5 of this RSU Award Agreement:
(a)[Number] shares of Common Stock covered under the RSU Award shall be distributed not later than 70 days after the [[Years] anniversary of the] Grant Date;
(b)[Number] shares of Common Stock covered under the RSU Award shall be distributed not later than 70 days after the [Years] anniversary of the Grant Date; and
(c)[Number] shares of Common Stock covered under the RSU Award shall distributed not later than 70 days after the [Years] anniversary of the Grant Date, such that 100% of the RSU Award shall be distributed upon distribution under this Section 3(c).

Notwithstanding the foregoing, if the Participant’s Termination Date occurs prior to the distribution of all of the shares of Common Stock covered under the RSU Award, any such shares not yet distributed shall be distributed no later than 70 days after the Termination Date except as otherwise provided in Section 6 below, and no further shares of Common Stock shall be payable under this RSU Award.
4.    Dividend Equivalents. Upon the date of distribution of shares of Common Stock under Section 3, the Participant shall also be entitled to receive Dividend Equivalents on such shares of Common Stock for the period from the Grant Date to the date such shares of Common Stock are distributed to the Participant (in accordance with the requirements of Section 409A of the Code, to the extent applicable).
5.    Change in Control.
(a)    Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiror"), may, without the Participant’s consent, either assume or continue the Company’s rights and obligations under this RSU Award Agreement or provide a substantially equivalent award in substitution for the units subject to this RSU Award.
(b)    Distribution Upon a Change in Control. Notwithstanding any provision of this RSU Award Agreement to the contrary, upon the occurrence of a Change in Control of the Company prior to distribution of all of the shares of Common Stock of covered under the RSU Award, if the Acquiror does not assume or continue this RSU Award or provide a substantially equivalent award in substitution for this RSU Award pursuant to Section 5(a), this RSU Award shall be settled by a distribution to the Participant of:
(1)the number of shares of Common Stock subject to this RSU Award Agreement not previously distributed pursuant to Section 3 above, plus
(2)Dividend Equivalents on such shares of Common Stock in the form of shares of Common Stock (rounded up to the nearest whole share) for the period commencing on the Grant Date and ending on the date immediately preceding the date of the distribution.
In lieu of the foregoing distribution in shares, the Committee, in its sole discretion, may direct that such distribution be made to the Participant in a lump sum cash payment equal to:
(1)the product of (x) the Fair Market Value per share of Common Stock on the date immediately preceding the date of the distribution and (y) the number of shares of Common Stock subject to this RSU Award Agreement not previously distributed pursuant to Section 3 above, plus

(2)Dividend Equivalents on such shares of Common Stock for the period commencing on the Grant Date and ending on the date immediately preceding the date of the distribution;
The distribution under this Section 5, whether in the form of shares of Common Stock or, if directed by the Committee, in cash, shall be made on the Change in Control Payment Date and shall satisfy the rights of the Participant and the obligations of the Company under this RSU Award Agreement in full.
6.    Delay of Distribution to Certain Participants. With respect to any benefits payable hereunder upon the Participant’s Separation from Service, if as of the Participant’s Separation from Service, the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B)), then such benefits shall not be distributed until the date that is the earlier of (x) the second business day following the end of the six-month period commencing on the date of the Participant's Separation from Service or (y) the Participant's date of death.
7.    Confidentiality. The Participant agrees that the terms of this RSU Award Agreement are confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to financial institutions as part of a financial statement, financial, tax and legal advisors, or as required by law) by the Participant or his or her agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this RSU Award Agreement and the Company may elect to revoke the grant made hereunder, seek damages, plus interest and reasonable attorneys' fees, and take any other lawful actions to enforce this RSU Award Agreement.

8.	Participant Obligations.
(a)Confidentiality. The Participant acknowledges that in the course of his or her employment with the Company, the Company agrees to provide to the Participant Confidential Information regarding the Company and the Company’s business and has previously provided the Participant other such Confidential Information. In return for this and other consideration, provided under this RSU Award Agreement, the Participant agrees that he or she will not, while employed by the Company and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his or her duties hereunder or as may otherwise be required by law or legal process (in which case the Participant shall notify the Company of such legal or judicial proceeding by a non-governmental party as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). Nothing in this RSU Award Agreement, however, limits or precludes Participant from making a good faith voluntary report, charge, complaint, or claim to or providing truthful testimony and documents as required by law or under oath pursuant to a subpoena, court order, or request by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local government agency or commission (“Government Agencies”). Participant further understands that this RSU Award Agreement does not limit Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to the Government Agency, without notice to the Company. For purposes of this RSU Award Agreement, “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this RSU Award Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.
(b)Return of Property. The Participant agrees that at the time of his or her Separation from Service, he or she will deliver to the Company (and will not keep in his or her possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by the Participant.
(c)Non-Solicitation and Non-Competition.
(1)Non-Solicitation. For consideration provided under this RSU Award Agreement, including, but not limited to the Company’s agreement to provide the Participant with Confidential Information (as defined in Section 8(a)) regarding the Company and the Company’s business, the Participant agrees that, while employed by the Company and for one year following his or her Separation from Service, he or she shall not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its affiliates or ventures with whom the Participant had any actual contact while employed at the Company.

(2)Non-Competition. For consideration provided under this RSU Award Agreement, including, but not limited to the Company’s agreement to provide the Participant with Confidential Information regarding the Company and the Company’s business, the Participant agrees that while employed by the Company and for one year following a Separation from Service he or she will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company.
(3)Restricted Area. The restrictions contained in this Section 8(c) are limited to a 50-mile radius around any geographical area in which the Company engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of the Participant’s Separation from Service.
(d)Restrictions Reasonable. The Participant acknowledges that the restrictive covenants under this Section 8, for which the Participant received valuable consideration from the Company as provided in this RSU Award Agreement, including, but not limited to the Company’s agreement to provide the Participant with Confidential Information regarding the Company and the Company’s business are ancillary to otherwise enforceable provisions of this RSU Award Agreement that the consideration provided by the Company gives rise to the Company’s interest in restraining the Participant from competing and that the restrictive covenants are designed to enforce the Participant’s consideration or return promises under this RSU Award Agreement. Additionally, the Participant acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.
(e)Violations. If the Participant violates any provision of this Section 8, the Participant shall not be entitled to receive any amounts that would otherwise be payable to the Participant with respect to this RSU Award, and such amounts shall be forfeited. If the Participant violates any provision of this Section 8 after amounts under this RSU Award have been paid or if the Company learns of the violation after amounts under this RSU Award have been paid, the Participant shall repay to the Company the Common Shares (or the equivalent value thereof determined as of the date of the Company’s demand) or the cash received, as the case may be, within thirty (30) days of receiving a demand from the Company for the repayment of the award. Further, the Company shall be entitled to an award of attorneys’ fees incurred with securing any relief hereunder and/or pursuant to a breach or threatened breach of this Section 8.

9.    Notices. For purposes of this RSU Award Agreement, notices to the Company shall be deemed to have been duly given upon receipt of written notice by the Corporate Secretary of CenterPoint Energy, Inc., 1111 Louisiana, Houston, Texas 77002, or to such other address as the Company may furnish to the Participant.
Notices to the Participant shall be deemed effectively delivered or given upon personal, electronic, or postal delivery of written notice to the Participant, the place of Employment of the Participant, the address on record for the Participant at the human resources department of the Company, or such other address as the Participant hereafter designates by written notice to the Company.
10.    Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the shares of Common Stock granted pursuant to this RSU Award, unless and until the Participant is registered as the holder of such shares of Common Stock.
11.    Successors and Assigns. This RSU Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns except as expressly prohibited herein and in the Plan. Notwithstanding anything herein or in the Plan to the contrary, the shares of Common Stock are transferable by the Participant to Immediate Family Members, Immediate Family Member trusts, and Immediate Family Member partnerships pursuant to Section 13 of the Plan.
12.    No Employment Guaranteed. Nothing in this RSU Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any Subsidiary, or any successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.
13.    Waiver. Failure of either party to demand strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, nor shall any waiver by either party of any right hereunder at any one time or more times be deemed a waiver of such right at any other time or times. No term or condition hereof shall be deemed to have been waived except by written instrument.
14.    Section 409A. It is the intent of the Company and the Participant that the provisions of the Plan and this Award Agreement comply with Section 409A of the Code and will be interpreted and administered consistent therewith. Accordingly, (i) no adjustment to the RSU Award pursuant to Section 14 of the Plan and (ii) no substitutions of the benefits under this Award Agreement, in each case, shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.
15.    Withholding. The Company shall have the right to withhold applicable taxes from any distribution of the Common Stock (including, but not limited to, Dividend Equivalents) or from other cash compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 11 of the Plan (but subject to compliance with the requirements of Section 409A of the Code, if applicable).

16.    Modification of RSU Award Agreement. Any modification of this RSU Award Agreement is subject to Section 13 hereof and shall be binding only if evidenced in writing.